Exhibit 99.(d)(11)

AMENDMENT NO. 3 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Galileo Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective August 1, 2004.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW Galileo Large Cap Growth Fund	0.55%
TCW Galileo Small Cap Core Fund	1.00%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW GALILEO FUNDS, INC.

By:
Secretary		Marc I. Stern Chairman

By:
Alvin R. Albe, Jr. President

Attest	TCW INVESTMENT MANAGEMENT COMPANY

By:
Assistant Secretary		Alvin R. Albe, Jr. President & Chief Executive Officer

By:
Michael E. Cahill Group Managing Director, General Counsel